UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2008

CAREGUIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22319	16-1476509
(Commission File No.)	(IRS Employer Identification No.)

4401 N.W. 124th Avenue

Coral Springs, Florida 33065

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 796-3714

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 28, 2008, CareGuide, Inc. (the “Registrant”) issued warrants to purchase common stock to certain of its stockholders as compensation for their commitment to fund the operations of the Registrant through January 1, 2009 (the “Funding Commitment”).

In May 2008, the Registrant obtained the Funding Commitment from Psilos Group Partners and its affiliated funds (collectively, “Psilos”), John Pappajohn (“Pappajohn”) and Derace Schaffer (“Schaffer” and together with Psilos and Pappajohn, collectively, the “Committed Parties”). Under this Funding Commitment, the Committed Parties will provide the necessary funding, up to $1.0 million in the aggregate, to the Registrant in amounts to be determined among the Committed Parties.

On August 20, 2008, upon the recommendation of a special committee of the Registrant’s board of directors (the “Board”), the Board approved the final terms of the warrants to be issued as compensation for the Funding Commitment. On August 28, 2008, the Committed Parties were issued warrants (the “Backstop Warrants”) to purchase an aggregate of 1,000,000 shares of Common Stock at an exercise price of $0.08 per share.

The Warrants have been apportioned equally among the Committed Parties. Each such Warrant vest[ed] with respect to 50% of the shares underlying the Warrant on August 31, 2008, with the remaining shares vesting in four monthly installments thereafter through December 31, 2008. Each Warrant is exercisable until the close of business on January 1, 2012.

The Warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act.

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                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2008	CAREGUIDE, INC. By: /s/ Chris E. Paterson Chris E. Paterson Chief Executive Officer

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